Exhibit 2.1

                               SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of September 1, 2014 (this "Agreement"), is by and among (i) Empire Global Corp., a Delaware corporation with its principal place of business at 130 Adelaide St. West, Suite 701 Toronto, Ontario, M5H 2K4 ("Empire"), and (ii) World Hosts Financiers Limited a company incorporated under the laws of the British Virgin Islands with company registration number 1745291 and having its registered office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands and Tony Antoniadis and James Colin Anthony together hereinafter referred to as "the Sellers" are represented by their respective authorised directors Alliance Trust Company Limited.

Empire and the Sellers are collectively hereinafter referred to as the "Parties" or each individually a "Party".

                                     RECITALS

WHEREAS Empire is a fully reporting company governed under the Securities Exchange Act (the "Act") and regulated by the Securities and Exchange Commission
(SEC) in the United States of America. Its shares of common stock are traded publicly on the OTCQB under the symbol EMGL and Empire is current in its public filing requirements;

WHEREAS, Empire desires to purchase and the Sellers desire to sell to Empire the shares of Streamlogue, Holdings Ltd. as hereinafter defined, each on the terms and subject to the conditions as set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Seller's willingness to enter into this Agreement, Empire has provided a guarantee in favor of the Sellers (the "Guarantee"), which Guarantee provides, subject to the terms and conditions contained therein, for a guarantee by Empire of certain obligations of Empire under this Agreement to the extent expressly provided therein;

WHEREAS, the Board of Directors of Empire has determined that it is advisable and in Empires' best interests to effect an acquisition of Streamlogue Holdings Ltd. from the Sellers on the terms and subject to the conditions as set forth in this Agreement and such Board has approved and adopted the terms and conditions of this Agreement;

WHEREAS the Sellers are shareholders in Streamlogue Holdings Ltd., a company incorporated under the laws of Malta with company registration number C 56752 and having its registered office at Level 1, Suite No. 5, Tower Business Centre, Tower Street, Swatar, Malta. (hereinafter referred to as "Streamlogue");

WHEREAS the Sellers own 1,199 out of 1,200 total issued and outstanding ordinary A shares in Streamlogue, therefore representing 99.99% of the total ownership in Streamlogue (hereinafter referred to as the "Holding"). Each share is 20% paid up and has a nominal value of EUR 1 per share. The remaining share is held by Alliance Trust Company Limited and is a non-voting and non-participating share (otherwise known as non-dividend distributing);

WHEREAS Streamlogue owns 39,999 shares or 99.99% of the issued and outstanding shares of Streamlogue Services Ltd, ("Services Ltd.") a Maltese corporation holding Lotteries and Gaming Authority licence number LGA/CL4/922/2013 and 99,999 shares or 99.99% of the issued and outstanding shares of Streamlogue Operations Ltd, ("Operations Ltd.") a Maltese corporation holding Lotteries and


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Gaming Authority licence number LGA/CL1/922/2013. The Sellers represent and warrant that as at the date of this Agreement both licences are in good standing;

WHEREAS the Parties have agreed, that the officers and directors of Streamlogue shall remain the officers and directors until the Closing Date and that Empire shall assume financial responsibility and management from September 1, 2014 and shall appoint new officers and directors of Streamlogue at the Closing Date;

WHEREAS the Parties have agreed, that they have mutually entered into this Agreement which sets out definitive terms, with payments and closing to be made on a reasonable efforts basis on such dates and times as set forth below, the extension of which shall not be unreasonably withheld subject to all regulatory approvals which may be required for the purpose of so disposing/acquiring the Holding and the completion of a due diligence process initiated by Empire, whereby Empire will acquire the Holding (all of the shares) of the Sellers in Streamlogue; and

WHEREAS, the sale of Streamlogue to Empire on the terms and subject to the conditions as set forth in this Agreement in accordance with the terms and conditions of Sellers and applicable Maltese law is subject to approval of the Lotteries and Gaming Authority of Malta ("LGA").

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and adequacy is hereby acknowledged, the parties to this Agreement do hereby agree that the Recitals above are true and correct and form part of this Agreement and as follows:


                                   ARTICLE I
                                  DEFINITIONS

1.1 Definitions. Capitalized terms defined shall have the meanings set forth in this Agreement.


                                  ARTICLE II
                            CONTRIBUTION AND RECEIPT

2.1 Contribution and Receipt of Streamlogue Shares. On the Closing Date (as such capitalized terms is defined in section 8.1), in accordance with the provisions of this Agreement and applicable law, the Sellers will contribute, assign, transfer and convey to Empire, and Empire will acquire and receive, 1,199 shares of Streamlogue or 100% of the Holding (the "Streamlogue Shares") free and clear of all liens and encumbrances of any kind whatsoever (the "Exchange Transaction").


                                 ARTICLE III
                                CONSIDERATION

3.1 Amount of Consideration. In consideration for the contribution, assignment, transfer and conveyance of the Streamlogue Shares to Empire by the Sellers pursuant to section 2.1, Empire shall pay and deliver, on or before the Closing Date, subject to the terms and conditions contained therein, in four tranches as follows:

Cash Payments (the "Cash Consideration");
     a. First Payment Tranche: the amount of EUR 125,000 (one hundred twenty five thousand Euro)

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     b.  Second Payment Tranche: the amount of EUR 125,000 (one hundred twenty five thousand Euro)
     c. Third Payment Tranche: the amount of EUR 350,000 (three hundred five hundred thousand Euro)

Stock Payments (the "Equity Consideration")
     d. Fourth Payment Tranche: A number of shares of Common Stock which shall have a value equivalent to EUR 350,000 (three hundred fifty thousand
         Euro) subject to the Value of Equity Consideration as defined in section 5.12, on the Closing Date of the Share Purchase Agreement (the "strike off date") paid to James Colin Anthony and Tony Antoniadis (in proportions subsequently to be fixed). Empire will issue such number of shares (each, an "Exchange Share") of the common stock, par value $0.0001 per share of Empire (the "Empire Common Stock"), as shall equal the value of the Equity Consideration. The approximate percentage of the total number of shares of Empire Common Stock outstanding, on a Fully Diluted Basis (as such capitalized term is defined in section 3.3) to be determined on the Closing Date. The Equity Consideration issued to the Sellers shall be subject to a 12 month Hold Period as required by SEC regulations in effect on the Closing Date (the "Hold Period") as defined in section 4.11.

3.2 Payment Due Dates. Payment of each tranche as set forth in section 3.1 are due as follows:

     a. The First Payment Tranche of the Cash Consideration paid to the accounts of Streamlogue Holding Ltd. by Wednesday August 6, 2014 as accepted by the Board of Directors of Empire;
     b. The Second Payment Tranche of the Cash Consideration shall be paid to the accounts of Streamlogue Holding Ltd., in instalments as required, commencing from September 1, 2014 but no later than September 30, 2014 or sooner if practicable;
     c. The Third Payment Tranche of the Cash Consideration shall be paid to the accounts of Streamlogue Holding Ltd. immediately upon completion of satisfactory due diligence and PCAOB audit of the financial statements prepared in the generally accepted accounting principles of the United States as required by the SEC and is contemplated by September 30, 2014 (the "Closing Date" as hereinafter defined) or sooner if practicable; and
     d. The Fourth Payment Tranche of the Equity Consideration, is due contemporaneously with, but no later than 30 days after, the Third Payment Tranche (the "Final Payment").

3.3 Final Payment. Immediately upon receipt of the Final Payment but no later than 30 days after the Final Payment is received by the Sellers or attorney for the Sellers, the Sellers or Sellers attorney shall file a notice of transfer of title of the Holding to Empire as a wholly owned subsidiary and do all things necessary to complete and register the transfer by filing a transaction note (Form T) registering the transfer of the Holding will be submitted to the Registry of Companies at the Malta Financial Services Authority. For all intents and purposes, the transaction note shall be binding on both Parties.

3.4 Fully Diluted Basis Defined. For purposes of this Agreement, the capitalized term "Fully Diluted Basis" shall mean the number of shares of Empire Common Stock that would be, as of the applicable date, outstanding if all derivative securities of Empire if any, including, without limitation, warrants, options, rights, convertible debt, convertible securities and exchange securities then outstanding were exercised, converted or exchanged for shares of Empire Common Stock in accordance with the terms of such derivative securities.

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                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent, warrant and acknowledge to and covenants and agrees with Empire as follows:

4.1  Corporate Status; Authority. The Sellers:

     (i) have legal capacity to execute, deliver and perform the Sellers' obligations under this Agreement; and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Exchange Transaction, have been duly authorized by all necessary action on the part of the Sellers and Streamlogues' equity owners and this Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies;

     (ii) are the lawful owners of and have the full right, power, and authority to sell, assign, transfer and convey to Empire all of the Holding free and clear of all liens, encumbrances, claims or rights of every kind and nature whatsoever in accordance with the terms of this Agreement and the sale, assignment, transfer and conveyance of the Holding in accordance with the terms of this Agreement will transfer good, valid and marketable title thereto free and clear of all liens, encumbrances, claims or rights of every kind and nature whatsoever.

4.2 Valid Issuance. The shares of Streamlogue have been duly authorized, are validly issued and outstanding, 20% paid-up and non-assessable, and no liability attaches to the holders of the shares of Streamlogue. In accordance with LGA requirements, the shares in the licenced entities are fully paid at EUR 40,000 for Streamlogue Services Ltd and EUR 100,000 for Streamlogue Operations Ltd. Streamlogue is owned by the Sellers free and clear of any and all restrictions, liens, claims, or encumbrances or rights of third parties of any nature whatsoever; there are no existing options, warrants, calls, or commitments on the part of the Sellers (or, to the best knowledge of the Sellers, any other person or entity) of any character relating to the shares of Streamlogue; and no voting agreements or restrictions of any kind affect the rights of any of the shares of Streamlogue or the holders of all or any portion of Streamlogue.

4.3 Conduct of Streamlogue Business. The Sellers shall maintain the business of Streamlogue in good standing including the renewal, assignment, relocation or amendment to its LGA licences provided however, that such renewal, assignment, relocation or amendment is conducted in the normal course of business. Effective immediately on the date of this Agreement, Empire shall assume financial responsibility and management over Streamlogue expenses to maintain operating procedures and effectiveness and to conform to the proposed cost reducing budget until the Closing Date.

4.4  Consents and Approvals, No Conflicts.

     (a) The acceptance, execution and delivery of this Agreement by Sellers do not, and the performance by the Sellers of their obligations under this Agreement upon acceptance by the Sellers, will not require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except

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          where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Sellers from performing any of Sellers' material obligations under this Agreement and would not have a Material Adverse Effect (as such capitalized term is defined in section 10.17) on Streamlogue. It is acknowledged by both Parties that this Agreement is subject to approval of the LGA, and;

     (b) The acceptance, execution, delivery and performance of this Agreement by the Sellers and the other agreements and documents to be executed, delivered and performed by the Sellers pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and thereby by the Sellers, including, without limitation, the Exchange Transaction, do not and will not conflict with, violate or result in a breach or termination of any provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default under) any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Sellers or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of the Sellers pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Sellers are a party or by which any of such assets or properties is bound, except as would not prevent the Sellers from performing any of the Sellers' material obligations under this Agreement and would not have a Material Adverse Effect on the Sellers or the Sellers' assets.

4.5 Absence of Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Sellers, threatened, that would, individually or in the aggregate, result in a Material Adverse Effect upon the Sellers and/or Streamlogue.

4.6 Investment Intent. The Sellers are acquiring the Exchange Shares for the Sellers' own account, for investment only and not with a view to, or for sale in connection with, a distribution thereof or any part thereof, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or any applicable state securities or blue-sky laws.

4.7 Investor Status. The Sellers are each an accredited investor as such term is defined under Regulation D ("Regulation D") promulgated under the Securities Act; and, if there should be any material change in such status prior to the Closing, Sellers will immediately advise Empire of such change in accredited investor status.

4.8 Intent to Transfer. The Sellers are each not a party or subject to or bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the Exchange Shares or any part thereof to any person, and has no present intention to enter into such a contract, undertaking, agreement or arrangement.

4.9 Receipt of Disclosures. Sellers acknowledge receipt of Empires' (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including all exhibits thereto, (b) Quarterly Reports on Forms 10-Q for the quarters ended March 31, and June 30, 2014 including all exhibits thereto, (c) all Current Reports on Form 8-K filed up to the date of Closing, including all exhibits thereto, and (d) Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including all exhibits thereto; each as filed with the U.S. Securities and Exchange Commission (collectively, the "Empire SEC

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     Reports"); and Sellers have read the Empire SEC Reports, including all exhibits thereto, and understands the contents of the Empire SEC Reports.

4.10 Absence of Undisclosed Liabilities. Streamlogue has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except as set forth in the Streamlogue financial statements audited for the years ended December 31, 2013 and 2012 and unaudited for the period ended June 30, 2014 delivered by the Sellers (collectively, the "Streamlogue Financial Statements"), or as incurred in the ordinary course of business after the respective dates of the Streamlogue Financial Statements. Pursuant to this section 4.10, the Sellers agree to waive any and all shareholder's loans paid to Streamlogue or its subsidiaries.

4.11 Offering Exempt from Registration; Empires' Reliance. The Sellers have been advised by Empire that:

     (i) the Exchange Shares have not been registered under the Securities Act or under the laws of any state on the basis that the issuance thereof is exempt from such registration;
     (ii) Empires' reliance on the availability of such exemption is, in part, based upon the accuracy and truthfulness of the Sellers' representations contained in this Agreement;
     (iii) as a result of such lack of registration, none of the Exchange Shares may be resold or otherwise transferred or disposed without registration pursuant to or an exemption therefrom is available under the Securities Act and such state securities laws. Notwithstanding the immediately preceding sentence, the Exchange Shares may not be sold in any event less than 12 months from the Closing Date; and
     (iv) in furtherance of the provisions of this paragraph 4.11, all of the certificate(s) representing the Exchange Shares shall bear a restrictive legend substantially in the following form.

"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS"

4.12 Sophistication of Sellers. The Sellers, through each of their agents, employees and professional advisors (including, without limitation, the Sellers' attorneys and outside accountants), has evaluated the merits and risks of consummating the transactions contemplated by this Agreement, including, without limitation, the Exchange Transaction, and acquiring the Exchange Shares and has such knowledge and experience in financial and business matters that the Sellers are capable of evaluating the merits and risks of consummating such transactions, including, without limitation, the Exchange Transaction, and acquiring the Exchange Shares, are aware of and have considered the financial risks and financial hazards of consummating such transactions, including, without limitation, the Exchange Transaction, and acquiring the Exchange Shares, and are able to bear the economic risk of consummating such transactions, including, without limitation, the Exchange Transaction, and acquiring the Exchange Shares, including the possibility of a complete loss with respect thereto.

4.13 Access to Information. The Sellers have had access to such information regarding the business and finances of Empire, and have been provided the opportunity to discuss with Empires' management the business, affairs and


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     financial condition of Empire and such other matters with respect to Empire as would concern a reasonable person considering the transactions contemplated by this Agreement and/or concerned with the operation of Empire, including, without limitation, pursuant to meetings and/or discussions with management of Empire.

4.14 No Guarantees. Except as set forth in section 5.12, it has never been represented, guaranteed or warranted to the Sellers by Empire, or by any of Empires' officers, directors, agents, representatives or employees, or any other person, expressly or by implication, that:

     (i) any gain will be realized by the Sellers from the Sellers' investment in the Exchange Shares;
     (ii) except for the Hold Period, there will be any approximate or exact length of time that the Sellers will be required to remain as a holder of the Exchange Shares; or
     (iii) the past performance or experience on the part of Empire, its predecessors or of any other person, will in any way indicate any future results of Empire.

4.15 High Degree of Investment Risk. That the acquisition of the Exchange Shares involves a high degree of risk and may result in a loss of the entire amount invested; that Empire has limited working capital and limited sources of financing available; and that there is no assurance that Empires' operations, including the operations of Streamlogue following the consummation of the Exchange Transaction, will be profitable in the future.

4.16 Address and Principal Place of Business. The address set forth at the beginning of this Agreement are the Sellers' true and correct addresses and principal places of business, respectively, and the Sellers have no present intention of changing his individual or collective jurisdiction or principal place of business.

4.17 No Purchaser Representative. The Sellers have not authorized any person or institution to act as the Sellers' "purchaser representative" (as such term is defined in Rule 501 of Regulation D) in connection with the Sellers' acquisition of the Exchange Shares pursuant to this Agreement.

4.18 No General Solicitation. The Sellers have not received any general solicitation or general advertising regarding the acquisition of any of the Exchange Shares.

4.19 No Finder. There is no finder in connection with the transactions contemplated by this Agreement.

4.20 Compliance with Law. Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the Sellers and/or Streamlogue, neither the Sellers, Streamlogue, nor any of their respective heirs, assigns or subsidiaries is in violation of, or in default under, any law, in each case, applicable to the Sellers and/or Streamlogue or any of their respective subsidiaries or any of their respective assets and properties.

4.21 Subsidiaries. Streamlogue owns 39,999 shares or 99.99% of Streamlogue Services Ltd., and 99,999 shares or 99.99% of Streamlogue Operations Ltd.

4.22 Full Disclosure. The representations, warranties and other statements of the Sellers in this Article IV and the other documents, certificates and written statements furnished to Empire by or on behalf of the Sellers pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact specific to


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     the Sellers' business, plans, results of operations and/or financial condition, and not generally available to a sophisticated acquirer of a business similar in nature to the actual and planned business operations of the Sellers, necessary in order to make the representations, warranties and other statements of the Sellers contained in this Agreement or such other documents, certificates and written statements not misleading.

4.23 Resignations. Immediately upon receipt of the Final Payment, Seller will cause Tony Antoniadis and James Colin Anthony to resign as directors, legal representatives and officers of Streamlogue; Services Ltd.; and Operations Ltd. on a Form of Resignation attached hereto as Exhibit 17.1 at the Closing.

4.24 No Other Representations, Warranties, Covenants or Agreements of Sellers. Except as set forth in this Agreement, or the documents referred to in this Agreement, the Sellers have not made any representation, warranty, covenant or agreement with respect to the matters contained in this Agreement.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF EMPIRE

Empire represents, warrants and acknowledges to and covenants and agrees with the Sellers as follows:

5.1  Corporate Status; Authority. Empire Global Corp.:

     (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
     (ii) has all necessary corporate power and authority to carry on the business of Empire as it is now being conducted, and
     (iii) is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction wherein the character and/or the nature of the activities conducted by Empire makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not prevent Empire from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on Empire.

5.2 Authority of Agreement. Empire has the power and authority to accept, execute and deliver this Agreement and, upon acceptance by the Sellers, to carry out Empires' obligations under this Agreement; and the execution, delivery and performance by Empire of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Empire and this Agreement, upon acceptance by the Sellers, constitutes the valid and legally binding obligations of Empire enforceable against Empire in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies; each of the Exchange Shares to be issued pursuant to this Agreement, upon issuance in accordance with the terms of this Agreement, will be validly authorized, fully paid and non-assessable.

5.3  Consents and Approvals; No Conflict.

     (a) The acceptance, execution and delivery of this Agreement by Empire does not, and the performance by Empire of its obligations under this


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          Agreement, upon acceptance by the Sellers, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, other than in connection with state securities or "blue sky" laws, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Empire from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on Empire; and

     (b) The acceptance, execution, delivery and performance of this Agreement by Empire and the other agreements and documents to be executed, delivered and performed by Empire pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and thereby by Empire, including, without limitation, the Exchange Transaction, do not and will not conflict with, violate or result in a breach or termination of any provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default under) the Certificate of Incorporation or By-laws of Empire or, except as would not prevent Empire from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on Empire, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Empire or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of Empire pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Empire is a party or by which any of such assets or properties is bound.

5.4 Absence of Litigation. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or which would be reasonably likely to adversely affect Empires' ability to consummate the transactions contemplated by this Agreement or which would have a Material Adverse Effect on Empire.

5.5 Extent of Offering. Subject in part to the truth and accuracy of the Sellers' representations set forth in Article IV of this Agreement, the offer, sale and issuance of the Exchange Shares, as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act, and Empire will not take any action hereafter that would cause the loss of such exemption or registration.

5.6 Accuracy of Reports and Information. Empire is in full compliance, to the extent applicable, with all reporting obligations under Section 12(b), 12(g) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); Empire has registered the Empire Common Stock pursuant to Section 12 of the Exchange Act; and Empire has filed all material required to be filed pursuant to all reporting obligations, under either Section 13(a) or 15(d) of the Exchange Act, for a period of at least the twelve months immediately preceding the offer, sale and delivery of the Exchange Shares.

5.7 SEC Filings/Full Disclosure. None of the Empire SEC Reports contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Empire has, since at least January 1, 2014, timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange


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     Commission; and there is no fact known to Empire (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Sellers which could reasonably be expected to materially and adversely affect the ability of Empire to perform its obligations under this Agreement.

5.8 Absence of Undisclosed Liabilities. Empire has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except as set forth in the Empire SEC Reports, including the financial statements included in the SEC Reports (collectively, the "Empire Financial Statements"), or as incurred in the ordinary course of business after the respective dates of the Empire Financial Statements.

5.9 Governmental Consent, Etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Empire is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Exchange Shares, or the consummation of any other transaction contemplated by this Agreement.

5.10 Investment Intent. Empire is acquiring the Holding for Empires' own account, and on the Closing Date of this Agreement Streamlogue will become a wholly owned subsidiary of Empire.

5.11 Access to Information. Empire has received the Streamlogue Financial Statements and had access to such information regarding the business and finances of the Sellers and Streamlogue, and has been provided the opportunity to discuss with the Sellers and Streamlogue management the business, affairs and financial condition of the Sellers and Streamlogue and such other matters with respect to the Sellers and Streamlogue as would concern a reasonable person considering the transactions contemplated by this Agreement, including, without limitation, the Exchange Transaction, and/or concerned with the operations of the Sellers and Streamlogue, including, without limitation, pursuant to meetings and/or discussions with management of Streamlogue.

5.12 Value of Equity Consideration: Empire warrants, confirms and guarantees that the value of Equity Consideration paid to the Sellers pursuant to this agreement shall be no less than EUR 350,000 at the expiration of the Hold Period. If the value of the Equity Consideration is less than EUR 350,000 at the expiration of the Hold Period, Empire shall pay to the Sellers an amount equal to the difference between EUR 350,000 and the actual sale price when disposed by the Sellers. However if, the value of the Equity Consideration is higher than EUR 350,000 at the expiration of the Hold Period, Empire at their sole discretion shall have right of first refusal (call option) to purchase within a period of 90 days from the expiration date of the Hold Period all or a portion of the Equity Consideration from the Sellers at the prevailing market price.

5.13 New Officers and Directors. Immediately upon receipt of the Final Payment, Empire shall appoint new directors, legal representatives and officers of Streamlogue; Services Ltd.; and Operations Ltd.

5.14 No Other Representations, Warranties, Covenants or Agreements of Empire. Except as set forth in this Agreement, or the documents referred to in this Agreement, Empire has not made any representation, warranty, covenant or agreement with respect to the matters contained in this Agreement.

                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF EMPIRE

The obligations of Empire under this Agreement are, at the option of Empire, subject to the satisfaction at and prior to the Closing Date of the following conditions:

6.1 Fulfillment of Covenants. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Sellers on or before the Closing Date shall have been duly complied with and performed, and there shall have been delivered to Empire a certificate to such effect dated the Closing Date, signed by the Sellers and the Chief Executive Officer of Streamlogue;

6.2 Accuracy of Representations and Warranties. All of the representations and warranties made by the Sellers in this Agreement shall be true as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Sellers shall have delivered to Empire a certificate to such effect, dated the Closing Date, and signed by the Chief Executive Officer of Streamlogue;

6.3 No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Empire, or any of the officers or directors thereof, because of or due to, in many respects, the consummation of the transactions contemplated by this Agreement; and there shall be no action, proceeding, investigation or pending or actual litigation against or with respect to the Sellers, Streamlogue or the outstanding equity interests in Streamlogue (including, without limitation, the shares of Streamlogue) which could, in any way, invalidate or damage this Agreement or value of the assets which Empire is acquiring pursuant to this Agreement, including, without limitation, the shares of Streamlogue;

6.4 Liabilities and Bank Balance. Subject to the final payment of all amounts due pursuant to this Agreement, Streamlogue shall have no liabilities and no cash on hand bank balance on the Closing Date; and

6.5 Receipt of Streamlogue Financial Statements. The Sellers shall have delivered to Empire the audited financial statements for the years ended December 31, 2013 and 2012 as well as unaudited interim financial statements for any completed interim period prior to the Closing Date of Streamlogue.


                                  ARTICLE VII
                     CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of the Sellers under this Agreement are, at the option of the Sellers subject to the satisfaction at and prior to the Closing Date of the following conditions:

7.1 Fulfillment of Covenants. All the terms, covenants and conditions of this Agreement to be complied with and performed by Empire on or before the Closing Date shall have been duly complied with and performed, and there shall have been delivered to the Sellers a certificate to such effect dated the Closing Date, signed by the Chairman and Chief Executive Officer of Empire;

7.2 Accuracy of Representations and Warranties. All of the representations and warranties made by Empire in this Agreement shall be true as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Empire shall have delivered to the Sellers a certificate to such effect dated the Closing Date, signed by the Chairman and Chief Executive Officer of Empire;

7.3 No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon the Sellers because of or due to, in many respects, the consummation of the transactions contemplated by this Agreement; and there shall be no action, proceeding, investigation or pending or actual litigation against or with respect to Empire, the outstanding shares of Empire Common Stock or the Exchange Shares which could, in any way, invalidate or damage this Agreement or value of the Exchange Shares which the Sellers are acquiring pursuant to this Agreement; and

7.4 Empire Outstanding and Authorized Capital Stock. Prior to the Closing Empire shall have no more than 23,675,800 shares of Common Stock issued and outstanding and no Preferred Stock issued. As a consequence of the consummation of this Agreement at the Closing as contemplated in this Agreement, Empire shall have no more than 30,000,000 shares of Common Stock issued and outstanding and no Preferred Stock issued.


                                 ARTICLE VIII
                                   CLOSING

8.1 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at Seller's office, Level 1, Suite No. 5, Tower Business Centre, Tower Street, Swatar, Malta on September 30, 2014 or sooner if practicable (the "Closing Date") and as may be extended as defined in section 10.12 by the Parties to this Agreement by an instrument in writing on a Form of Extension of Closing Date attached hereto as Exhibit 10.2.

8.2 Effectiveness. The time of the consummation of the Exchange Transaction, whether on the Closing Date or such other date, shall, for the purposes of this Agreement, be deemed to be the "Effective Time."


                                  ARTICLE IX
                               INDEMNIFICATION

9.1 Right of Indemnification. From and after the date hereof, each party hereto will indemnify and hold harmless the other party, and such other party's officers, directors, equity owners, employees and agents, against any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorneys' fees and expenses) that are based upon or that arise out of any misrepresentation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement.

9.2 Indemnification Procedure. Each party entitled to indemnification under this Agreement (the "Indemnified Party") shall give prompt notice to the party (the "Indemnifying Party") required to provide indemnification under this Agreement after such Indemnified Party has received actual knowledge of any third-party claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at Indemnifying Party's expense) to assume the defense of any claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party's expense; and provided, further, that the omission by any Indemnified Party to give prompt notice as provided in this Article IX shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent that the omission results in a failure of actual prompt notice to the Indemnifying Party and such Indemnifying Party is damaged as a result of the failure to give prompt notice. No Indemnifying Party, in the defense of the such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as provided in this section 9.2, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand in the Indemnified Party's sole discretion. In any event, the Indemnified Party, Indemnifying Party, Empire and the Sellers shall each cooperate in the defense of such action and the records of each shall be available to the other with respect to such defense.

9.3 Indemnification Notice. Any notice of a claim by reason of any of the representations, warranties and agreements contained in this Agreement, shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made and the amount of liability asserted against the other party by reason of the claim. The representations, warranties, covenants, agreements and indemnities contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of such parties, the Closing and the completion of the Exchange Transaction as contemplated herein.


                                   ARTICLE X
                                    GENERAL

10.1 Payment of Expenses. Each party shall bear its own expenses with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding the immediately preceding sentence, it is acknowledged by both Empire and the Sellers that Empire, or affiliates of Empire, may pay costs and fees related to the due diligence conducted pursuant to this Agreement.

10.2 Governing Law. This Agreement and the rights, obligations and liabilities of the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the Republic of Malta without regard to the conflicts of laws principles thereof.

10.3 Consent to Jurisdiction and Waivers. The parties to this Agreement each irrevocably consents that any legal action or proceeding against any of them under, arising out of or in any manner relating to, this Agreement or any other document delivered in connection herewith, may be brought in the Republic of Malta. Each of the parties to this Agreement, by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. Each party further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in section 10.5. The parties hereto hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non convenient or any similar basis. Nothing in this section 10.3 shall affect or impair in any manner or to any extent the right of any party to this Agreement to serve process in any manner permitted by law.

10.4 Amendments and Waivers.

     (a) Except as otherwise provided in this Agreement, the provisions of this Agreement may not be amended, modified or supplemented without the written consent of each of the parties to this Agreement.
     (b)  Empire and the Sellers may each, by written notice to the other party:
          (i) waive any of the conditions to such Party's obligations under this Agreement or extend the time for the performance of any of the obligations or actions of the other party,
          (ii) waive any inaccuracies in the representations of the other party contained in this Agreement or in any documents delivered pursuant to this Agreement,
          (iii) waive compliance with any of the covenants of the other party contained in this Agreement, and
          (iv) waive or modify performance of any of the obligations of the other party.
     (c) No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

10.5 Notices. All notices, requests, demands and other communications required or otherwise given under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand, against written receipt therefore, (ii) forwarded by a third party company or governmental entity providing delivery services in the ordinary course of business which guarantees delivery the following business day, or (iii) mailed by registered or certified mail, return receipt requested, postage prepaid, addressed (with respect to clauses (ii) and (iii)) as follows:

If to Empire, to:       Michele Ciavarella, Chairman and CEO
                        Empire Global Corp.
                        Suite 701, 130 Adelaide St. West
                        Toronto, Ontario, Canada M5H 2K4

If to Sellers, to:      Streamlogue Holdings Ltd.
                        c/o Alliance Trust Company Limited
                        Level 1, Suite No. 5, Tower Business Centre,
                        Tower Street, Swatar, Malta

or, in the case of any of the parties to this Agreement, at such other address as such party shall have furnished to each of the other parties hereto in accordance with this section 10.5. Each such notice, demand, request or other communication shall be deemed given (a) on the date of such delivery by hand,
(b) on the first business day following the date of such delivery to the overnight delivery service or (c) four business days following such mailing.

10.6 Successors and Assigns: Holders and Third Parties as Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Electronic, fax, PDF and Jpeg signatures to this Agreement shall be deemed to be original signatures to this Agreement.

10.8 Headings. The headings of the articles, sections, paragraphs and clauses in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings or interpretations of the terms contained therein.

10.9 Severability; Specific Enforcement. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties to this Agreement shall be enforceable to the fullest extent permitted by law. Each of the parties to this Agreement acknowledge that the other parties would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of any other party in this Agreement were not performed in accordance with its terms and therefore agrees that the other parties shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

10.10 Entire Agreement; Survival. This Agreement and the agreements referred to in this Agreement are intended by the parties as a final expression of their agreements and are intended to be a complete and exclusive statement of the agreements and understandings of the parties to this Agreement in respect of the subject matter contained in this Agreement and therein. There are no restrictions, promises, representations, warranties or undertakings, with respect to the subject matter of this Agreement, other than those set forth or referred to in this Agreement and therein. This Agreement and the agreements referred to in this Agreement supersede all prior agreements and understandings between the parties with respect to such subject matters.

10.11 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No party to this Agreement may assign or transfer any rights under this Agreement.

10.12 Term, Termination and Forfeiture. The term of this Agreement is indefinite except that, the parties to this Agreement each irrevocably consents that the contemplated Closing Date as stated in Paragraph 8.1 may be extended by written consent of both parties, the extension of which is not to be unreasonably withheld.

10.13 Use of Certain Terms and References. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the term "or" shall be deemed to include the term "and/or;" singular or plural tenses shall be deemed to include the opposite whenever the context so indicates or requires; and article, section, subsection, paragraph, clause, schedule and exhibit references are to this Agreement unless otherwise specified.

10.14 Drafting; Representation by Counsel. This Agreement has been drafted on the basis of mutual contribution of language and is not to be construed against any party as being the drafter or causing the same to be drafted. In addition to the representations and warranties contained in Article IV, the Sellers represents, warrants and confirms to Empire that, in connection with the negotiation, drafting and execution of this Agreement, the Sellers have at all times been represented by competent counsel of the Sellers' own choosing.

10.15 Dispute Resolution. Any disputes arising from this Agreement shall, unless settled by mutual agreement, be settled by reference to arbitration in Malta under the rules of the Arbitration Act.

     (a) The arbitration shall be heard by a panel of three arbitrators, one each appointed by the parties and a third appointed by the Parties' two appointees.
     (b)  The language of the arbitration proceedings shall be in English.
     (c) No appeal shall lie from the decision of the arbitration except for breach of the rules of natural justice. An appeal shall in this instance, be lodged with the ordinary Courts of Malta and be subject to the procedural rules of the same jurisdiction.

10.16 Business Day. For purposes of this Agreement, a "business day" shall mean any calendar day other than a Saturday, Sunday or other calendar day on which banks in New York City are authorized or required to be closed under applicable laws and regulations.

10.17 Material Adverse Effect Defined. For purposes of this Agreement, the capitalized term "Material Adverse Effect" means, with respect to either party to this Agreement, any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of such party (which, for the purposes of this section 10.17, includes all subsidiaries of the party, taken as a whole); provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the party operates, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Material Adverse Effect; and provided, further, however, that any change or effect resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees), (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (C) changes in US GAAP, changes in the interpretation of US GAAP or changes in the accounting rules and regulations of the SEC, (D) any other action required by law, contemplated by this Agreement or taken at the request of the other party, (E) any litigation brought or threatened by equity owners of the party asserting allegations of breach of fiduciary duty relating to this Agreement or violations of applicable securities laws in connection with this Agreement, (F) any changes in applicable law, (G) any action required to comply with the rules and regulations of the SEC or the SEC comment process, (H) if Empire was the party, in and of itself, any decrease in the market price or trading volume of Empire Common Stock or
      (I) if Empire was the party, in and of itself, any failure by Empire to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts, shall also be excluded from the determination of Material Adverse Effect.

      The satisfactory closing of this Agreement is subject to due diligence, should a material event occur which disrupts the possibility of the Parties to move forward with the transaction, such as the cancellation of the licences or the accumulation of liabilities of the Streamlogue in excess of EUR 600,000 (six hundred thousand Euro), this Agreement shall be deemed to be terminated immediately and all monies received by Streamlogue or by the Sellers by virtue of this Agreement shall be returned to Empire.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

EMPIRE GLOBAL CORP.




By:  /s/ Michele Ciavarella
     ----------------------------------
     Michele Ciavarella, B.Sc.
     Chairman and CEO
     Empire Global Corp.

And


THE SELLERS




By:  /s/ Kris Baron
     ----------------------------------
     World Hosts Financiers Limited
     represented by Alliance Trust Company Limited
     Director


By:  /s/ James Anthony
     ----------------------------------
     Ultimate Beneficial Owner of
     World Hosts Financiers Limited


By:  /s/ Tony Antoniadis
     ----------------------------------
     Ultimate Beneficial Owner of
     World Hosts Financiers Limited

                             SHARE TRANSFER INSTRUMENT

BY VIRTUE OF THIS PRIVATE INSTRUMENT, the undersigned, World Hosts Financiers Limited a company incorporated under the laws of the British Virgin Islands with company registration number 1745291 and having its registered office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (hereinafter called the "Seller") hereby sells and transfers to the undersigned Empire Global Corp., a Delaware corporation with its principal place of business at 130 Adelaide St. West, Suite 701 Toronto, Ontario, M5H 2K4 (hereinafter called the "Purchaser") who accepts, purchases and acquires 1,199 (one thousand one hundred and ninety nine Ordinary shares of EUR1 (one Euro) each, 20% paid up (the "Shares"), in Streamlogue Holdings Ltd., a company incorporated under the laws of Malta with company registration number C 56752 and having its registered office at Level 1, Suite No. 5, Tower Business Centre, Tower Street, Swatar, Malta in consideration of the total price of EUR950,000 (nine hundred and fifty thousand Euro), which is part paid in cash to Streamlogue Holdings Ltd. and part paid in Equity to the Sellers.

It is hereby agreed that the Purchaser will hold the Shares under the same conditions as they were held by the Seller and all dividends and rights arising from the Shares shall vest in their entirety in the Purchaser.

Signed and executed by the Seller and the Purchaser as above named this the
[   ] day of [             ], 20[  ].






                                          By:
                                              ----------------------------------
World Hosts Financiers Limited                Name:
represented by Alliance Trust                 Capacity:
Company Limited
Director
Seller
                                              ----------------------------------
                                              Witnesss to Signature


                                              Official Stamp





                                          By:
                                              ----------------------------------
Empire Global Corp.                           Name: Michele Ciavarella, B.Sc.
Purchaser                                     Capacity: Chairman and CEO



                                              ----------------------------------
                                              Witnesss to Signature


                                              Official Stamp

                                    Form T

No. of Company
               -----------------------

COMPANIES ACT, 1995

Notice of transfer or transmission of shares

Pursuant to Section 120 (3)

Name of Company  STREAMLOGUE HOLDINGS LTD.
                ----------------------------------------------------------------

Delivered by     JAMES COLIN ANTHONY
             -------------------------------------------------------------------


To the Registrar of Companies:

(a)     STREAMLOGUE HOLDINGS LTD.
    ----------------------------------------------------------------------------

hereby gives notice in accordance with Section 120 (3) of the Companies Act, 1995 that

(b)  1,199  shares  having  a  nominal  value  of EUR 1 per share have been transferred/transmitted as indicated hereunder.


Name and Address of    Name and Address of transferee/   No. of shares  Type and
transferor/deceased*      person entitled to shares       transferred/  Class of
                               transmitted*               transmitted*   shares

Streamlogue Holdings    Empire Global Corp.,                1,199       Ordinary
Ltd., Level 1,          130 Adelaide St. West,
Suite No. 5             Suite 701
Tower Business Centre,  Toronto, Ontario, M5H 2K4
Tower Street, Swatar    Canada
BKR 4013, Malta

The above transfer/transmission of shares has been registered with the company/ in the name of the person entitled to be the registered holder on the:





                                        Signature
                                        ----------------------------------------
                                        Director

Dated this          day of September of the year 2014.
            ------

This form must be completed in typed form.
(a) State company name.
(b) State number of shares.
 *  Delete as necessary.